EXHIBIT 10.16

FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN

FORM OF

STOCK OPTION AWARD MEMORANDUM –

EMPLOYEE (SENIOR MANAGEMENT)

Employee:	[FIRST NAME] [LAST NAME]

Grant Date:	[GRANT DATE]

Number of Shares Subject to Option:	[NUMBER OF SHARES]

Exercise Price Per Option Share:	[EXERCISE PRICE]

Type of Option:

Vesting Schedule:

Number of Option Shares	Date Exercisable

1/3 of Option Shares	1st anniversary of Grant Date
1/3 of Option Shares	2nd anniversary of Grant Date
1/3 of Option Shares	3rd anniversary of Grant Date

Expiration Date:	10 years after the Grant Date

Additional terms and conditions of your Award are included in the Employee Stock Option Agreement. As a condition to your ability to exercise your Option, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this Award within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Award within such time at www.netbenefits.fidelity.com, this Award will be forfeited and immediately terminate.

Note: Section 5(c) of the Employee Stock Option Agreement contains certain restrictions on your activities. These provisions apply to you and, by accepting this Award, you agree to be bound by these restrictions.

FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN

EMPLOYEE STOCK OPTION AGREEMENT

Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), Fiserv, Inc., a Wisconsin corporation (the “Company”), has granted you an Option, the terms and conditions of which are set out below and in the Award Memorandum and the Plan. Any capitalized term used herein without definition has the meaning set forth in the attached Award Memorandum, which forms a part of this Employee Stock Option Agreement (this “Agreement”), or, if no such meaning is set forth in the Award Memorandum, the meaning set forth in the Plan.

In the event of a conflict between the terms of this Agreement or the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

1.	Grant Date; Type of Option. The Option is granted to you on the Grant Date set forth in the Award Memorandum. If the Option is designated as a “non-qualified stock option” in the Award Memorandum, then the Option will not be treated by you or the Company as an incentive stock option as defined in Section 422 of the Code. If the Option is designated as an “incentive stock option” in the Award Memorandum, then the Option is intended to satisfy the requirements of Section 422 of the Code.

2.	Termination of Option. Your right to exercise the Option (and to purchase the Shares subject to the Option (the “Option Shares”)) shall expire and terminate in all events on the earlier of (a) the Expiration Date set forth in the Award Memorandum or (b) the date upon which exercise is no longer permitted pursuant to Section 7 of this Agreement or (c) your failure to accept the terms of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.

3.	Exercise Price. The purchase price to be paid upon the exercise of the Option will be the Exercise Price Per Option Share set forth in the Award Memorandum.

4.	Provisions Relating to Exercise. Once you become entitled to exercise any part of the Option (and to purchase Option Shares) pursuant to the vesting schedule set forth in the Award Memorandum, that right will continue until the date on which the Option expires and terminates. The right to purchase Option Shares under the Option is cumulative, so that if the full number of Option Shares is not purchased in a single transaction, the balance may be purchased at any time or from time to time thereafter during the term of the Option. The Administrator, in its sole discretion, may at any time accelerate the time at which the Option becomes exercisable by you with respect to any Option Shares. The Company may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred part of the Option at any time if you are not in compliance with all applicable provisions of this Agreement, the Award Memorandum and the Plan.

5.	Confidential Information, Non-Competition and Related Covenants.

(a)	Definitions.

(i)	“Fiserv” means the Company, its direct and indirect subsidiaries, affiliated entities, successors, and assigns.

(ii)	“Confidential Information” means all trade secrets, Innovations (as defined below), confidential or proprietary business information and data, computer software, and database technologies or technological information, formulae, templates, algorithms, designs, process and systems information, processes, intellectual property rights, marketing plans, client lists and specifications, pricing and cost information and any other confidential information of Fiserv or its clients, vendors or subcontractors that relates to the business of Fiserv or to the business of any client, vendor or subcontractor of Fiserv or any other party with whom Fiserv agrees to hold information in confidence, whether patentable, copyrightable or protectable as a trade secret or not, except: (A) information that is, at the time of disclosure, in the public domain or that is subsequently published or otherwise becomes part of the public domain through no fault of yours; or (B) information that is disclosed by you under order of law or governmental regulation; provided, however, that you agree to notify the General Counsel of Fiserv upon receipt of any request for disclosure as soon as possible prior to any such disclosure so that appropriate safeguards may be maintained.

(iii)	“Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by Fiserv. For purposes of this Section 5, Competing Products or Services as to you are limited to products and/or services with respect to which you participated in the development, planning, testing, sale, marketing or evaluation on behalf of Fiserv during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv, or for which you supervised one or more Fiserv employees, units, divisions or departments in doing so.

(iv)	“Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service.

(v)	“Innovations” means all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that you, either by yourself or jointly with others, create, modify, develop, or implement during the period of your employment with Fiserv that relate in any way to Fiserv’s business.

(vi)	“Moral Rights” means any rights to claim authorship of a work of authorship, to object to or prevent the modification of any such work of authorship, or to withdraw from circulation or control the publication or distribution of any such work of authorship.

(vii)	“Client” means any person, association or entity: (A) for which you directly performed services or for which you supervised others in performing services with Fiserv, during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(viii)	“Prospective Client” means any client: (A) with which Fiserv was in active business discussions or negotiations at any time during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv, in which you participated or for which you directly performed services or for which you supervised others in performing services with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(b)	During your employment, Fiserv will provide you with Confidential Information relating to Fiserv, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to Fiserv. You agree that all Confidential Information is and shall remain the sole and absolute property of Fiserv. Upon the termination of your employment for any reason, you shall immediately return to Fiserv all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company:

(i)	You will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of Fiserv, other than in connection with the authorized activities conducted in the course of your employment with Fiserv. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.

(ii)	All Innovations are and shall remain the sole and absolute property of Fiserv. You will provide all assistance requested by Fiserv, at its expense, in the preservation of its interest in any Innovations in any country, and hereby assign and agree to assign to Fiserv all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights in any Innovation. You also assign and agree to assign to Fiserv, or where applicable, to waive, which waiver shall inure to the benefit of Fiserv and its assigns, all Moral Rights in any Innovation.

(c)	You agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company, you shall not engage in any of the conduct described in subsections (i) or (ii), below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:

(i)	During the time of your employment with Fiserv, you will not: (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv (except to the extent required by your employment with Fiserv); or (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv;

(ii)	For a period of 12 months following the termination of your employment with Fiserv, you will not: (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv; (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv during any part of the 24 month period preceding the termination of your employment with Fiserv; or (C) participate voluntarily or provide assistance or information to any person or entity either negotiating with Fiserv involving a Competing Product or Service, or concerning a potential or existing business or legal dispute with Fiserv, including, but not limited to, litigation, except as may be required by law.

No provision of these subsections (i) and (ii) shall apply to restrict your conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed or deemed amended to be enforceable and compliant with public policy, in which case the provision will apply as construed or deemed amended.

(d)	You acknowledge and agree that compliance with this Section 5 is necessary to protect the Company, and that a breach of any of this Section 5 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 5, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 5, or to enjoin you from performing services in breach of Section 5(c), during the term of employment and for a period of 12 months following the termination of employment. You hereby agree to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(e)	You further agree that, in the event of your breach of this Section 5, the Company shall also be entitled to recover the value of any amounts previously paid or payable or any shares (or the value of any shares) delivered or deliverable to you pursuant to any Fiserv bonus program, this Agreement, and any other Fiserv plan or arrangement.

(f)	You agree that the terms of this Agreement shall survive the termination of your employment with the Company.

(g)	YOU HAVE READ THIS SECTION 5 AND AGREE THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREE THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON YOUR ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

6.	Exercise of Option. To exercise the Option, you must complete the transaction through our administrative agent’s website at www.netbenefits.fidelity.com or call its toll free number at (800) 544-9354, specifying the number of Option Shares being purchased as a result of such exercise, together with payment of the full Exercise Price for the Option Shares being purchased. In no event may a fraction of a share be exercised or acquired. You must also pay any taxes or other amounts required to be withheld as provided in Section 9 of this Agreement.

7.	Termination of Employment.

(a)	Vesting. If you cease to be an employee of the Company or any subsidiary of the Company for any reason other than Cause (a “Termination Event”), the Option may be exercised to the same extent that you were entitled to exercise the Option on the date you ceased to be an employee and had not previously done so. The remaining Option Shares that are not vested on such date shall become exercisable as follows:

Reason for Termination Event	Unvested Option Shares that Become Exercisable
Death or Disability	100%
Retirement	100%
Any other reason	0%

For purposes of this Section 7, “Retirement” means the cessation of service as an employee for any reason other than death, Disability or termination for Cause: (A) if you are at least 60 years of age and your age plus years of service to the Company and its subsidiaries is equal to or greater than 70; or (B) if you are least 65 years of age.

If you are regularly scheduled to work less than 20 hours per calendar week for the Company or any subsidiary of the Company, you will be deemed to have experienced a Termination Event.

(b)	Deadline for Exercise.

(i)	If your Termination Event is by reason of death, Disability or Retirement, you are (or in the event of your death or Disability resulting in judicial appointment of a guardian ad litem, administrator or other legal representative, the executor or administrator of your estate, any person who shall have acquired the Option through bequest or inheritance or such guardian ad litem, administrator or other legal representative is) entitled to exercise the Option per the terms contained herein within one year after you experience said Termination Event.

(ii)	Subject to Section 7(d), if your Termination Event is for a reason other than death, Disability or Retirement, you are entitled to exercise the Option per the terms contained herein within 90 days after you experience said Termination Event.

(iii)	If you die within such exercise periods, your executor, the administrator of your estate, or your beneficiary may exercise the Option within one year after your death.

(c)	Expiration. Notwithstanding any provision contained in this Section 7 to the contrary, in no event may the Option be exercised to any extent by anyone after the Expiration Date set forth in the Award Memorandum.

(d)	For Cause Termination Event. If your employment is terminated for Cause (a “For Cause Termination Event”), the Option, whether or not vested, shall terminate immediately. In addition, if your employment is terminated other than for Cause but the Administrator later determines that it could have been terminated for Cause if all facts had been known at the time it was terminated, the Option, whether or not vested, will terminate immediately on the date of such determination. For the sake of clarity, in the event that you experience a For Cause Termination Event, there shall be no accelerated vesting under Section 7(a).

(e)	Change of Control. If a Change of Control of the Company occurs, the provisions of Section 17(c) of the Plan shall apply to the Option. If the successor or purchaser in the Change of Control has assumed the Company’s obligations with respect to the Option or provided a substitute award as contemplated by Section 17(c)(i) of the Plan and, within 12 months following the occurrence of the Change of Control, you are terminated without Cause or you terminate your employment for Good Reason (as hereinafter defined), the Option or such substitute award shall become fully vested and exercisable with respect to all Option Shares covered by the Option as of the time immediately prior to such termination of employment and, notwithstanding any other provision hereof, the Option shall become exercisable by you for 90 days following such termination (or such longer period as is otherwise specified in Section 7(b)), and the provisions of Section 5 shall immediately cease to apply.

“Good Reason” means your suffering any of the following events without your consent: (x) a significant or material lessening of your responsibilities; (y) a reduction in your annual base salary or a material reduction in the level of incentive compensation for which you have been eligible during the two years immediately prior to the occurrence of the Change of Control and/or a material adverse change in the conditions governing receipt of such incentive compensation from those that prevailed prior to the occurrence of the Change of Control; or (z) the Company requiring you to be based anywhere other than within 50 miles of your place of employment at the time of the occurrence of the Change of Control, except for reasonably required travel to an extent substantially consistent with your business travel obligations.

(f)	Service as Director. For purposes of this Agreement, an employee of the Company, if also serving as a Director, will not be deemed to have terminated employment for purposes of this Agreement until his or her service as a Director ends, and his or her years of service will be deemed to include years of service as a Director.

8.	Securities Representations.

(a)	You acknowledge receipt of the prospectus under the Registration Statement on Form S-8 with respect to the Plan filed by the Company with the Securities and Exchange Commission. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan and the grant and exercise of the Option and the disposition of the Option Shares, including without limitation federal and state securities and “blue sky” laws.

(b)	The Company may affix appropriate legends upon the certificates for the Option Shares and may issue such “stop transfer” instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or (ii) implement the provisions of the Plan or any agreement between the Company and you with respect to such Option Shares.

9.	Tax Representations. You represent and warrant that you understand the federal, state and local income and employment tax consequences of the granting of the Option to you, the exercise of the Option, and purchase of Option Shares and the subsequent sale or other disposition of any Option Shares. You understand and agree that when you exercise the Option, and thereby realize gross income (if any) taxable as compensation in respect of such exercise, the Company will be required to withhold federal, state and local taxes on the full amount of the compensation income realized by you and may also be required to withhold other amounts as a result of such exercise unless the Option is an incentive stock option. Accordingly, at or prior to the time that you exercise the Option, you hereby agree to provide the Company with cash funds equal to the total federal, state and local taxes and other amounts required to be withheld by the Company or its Subsidiary in respect of any such compensation income or make other arrangements satisfactory to the Company regarding such payment. All matters with respect to the total amount to be withheld as a result of the exercise of the Option shall be determined by the Committee in its sole discretion.

10.	General Provisions.

(a)	None of the Plan, this Agreement or the Award Memorandum confers upon you any right to continue to be employed by the Company or any subsidiary of the Company or limits in any respect any right of the Company or any subsidiary of the Company to terminate your employment at any time, without liability.

(b)	This Agreement, the Award Memorandum and the Plan contain the entire agreement between the Company and you relating to the Option and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement and the Award Memorandum may only be modified, amended or cancelled as provided in the Plan.

(d)	If any one or more provisions of this Agreement or the Award Memorandum is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)	This Agreement and the Award Memorandum shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(f)	The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Prospectus for the Plan is accessible on the administrative agent’s website (www.netbenefits.fidelity.com) in the “forms library” and a paper copy is available upon request.

(g)	Except as provided in the Plan, the Option is not transferable other than by will or the laws of descent and distribution, and it may be exercised, during your lifetime, only by you or your legal representatives.

(h)	This Agreement and the Award Memorandum shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You shall not have the rights of a shareholder with respect to any shares of common stock to be acquired upon exercise of the Option until such shares have been issued.

(j)	You understand that, under the terms of the Plan, this Agreement and the Award Memorandum, the Company may cancel or rescind the Option in certain circumstances.

By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by, this Agreement, the Award Memorandum and the Plan.

Your acceptance of the terms of this Agreement, the Award Memorandum and the Plan through our administrative agent’s website is a condition to your ability to exercise your Option. You must log on to our administrative agent’s website and accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within such time, this Award will be forfeited and immediately terminate.